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                                                                                         Exhibit 12-A
                                                                                         Page 1 of 2

                                        GPU, INC. AND SUBSIDIARY COMPANIES
                       STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                                  (In Thousands)



                                                    Twelve Months Ended December 31,
                               -----------------------------------------------------

                                  1999             1998             1997             1996            1995
                               ----------       ----------       ----------       ----------      -------

OPERATING REVENUES             $4,757,124       $4,248,792       $4,143,379       $3,970,711      $3,822,459
                                ---------        ---------        ---------        ---------       ---------

OPERATING EXPENSES              3,748,294        3,352,713        3,272,644        3,292,796       3,080,614
  Interest portion

   of rentals (A)                  34,171           30,594           26,108           26,093          27,362
  Fixed charges of
   service company

   subsidiaries (B)                 5,323            2,424            3,121            3,695           3,666
                                ---------        ---------        ---------        ---------       ---------
    Net expense                 3,708,800        3,319,695        3,243,415        3,263,008       3,049,586
                                ---------        ---------        ---------        ---------       ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during

   construction                     4,329            5,264            5,583           10,672          14,671
  Equity in undistributed
   earnings/(losses) of
   affiliates, net                 89,746           72,012          (27,100)          33,981          (3,597)
  Other income,
   net                             85,616           48,366            5,585           23,490         215,007
  Minority interest
   net income                      (3,490)          (2,171)          (1,337)          (2,701)           (922)
                                ---------        ---------        ---------        ---------       ---------
    Total other income

     and deductions               176,201          123,471          (17,269)          65,442         225,159
                                ---------        ---------        ---------        ---------       ---------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $1,224,525       $1,052,568       $  882,695       $  773,145      $  998,032
                                =========        =========        =========        =========       =========

FIXED CHARGES:
  Interest on funded

   indebtedness                $  436,391       $  346,513       $  277,387       $  216,352      $  192,488
  Other interest (C)               44,320           38,248           38,039           59,398          56,396
  Preferred stock dividends
   of subsidiaries on a
   pretax basis  (E)               16,619           18,045           19,500           24,008          26,756
  Interest portion

   of rentals (A)                  34,171           30,594           26,108           26,093          27,362
                                ---------        ---------        ---------        ---------       ---------
    Total fixed

     charges                   $  531,501       $  433,400       $  361,034       $  325,851      $  303,002
                                =========        =========        =========        =========       =========


RATIO OF EARNINGS
 TO FIXED CHARGES                    2.30             2.43             2.44             2.37            3.29
                                     ====             ====             ====             ====            ====


RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS (D)                 2.30             2.43             2.44             2.37            3.29
                                     ====             ====             ====             ====            ====

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                                                                    Exhibit 12-A
                                                                     Page 2 of 2

                       GPU, INC. AND SUBSIDIARY COMPANIES
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)

Notes:

(A) GPU has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from operating expenses.

(B) Represents fixed charges of GPU Service, Inc. and GPU Nuclear, Inc. which are accounted for as operating expenses in the consolidated income statement. GPU has removed the fixed charges from operating expenses and included such amounts in fixed charges as interest on funded indebtedness and other interest for this statement.

(C) Includes amount for subsidiary-obligated mandatorily redeemable preferred securities of $24,627, $28,888, $28,888, $28,888 and $24,816 for the
       years 1999, 1998, 1997, 1996 and 1995, respectively and amount for trust preferred securities of $8,345 for the year ended 1999.

(D) GPU, Inc., the parent holding company, does not have any preferred stock outstanding, therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(E) Calculation of preferred stock dividends of subsidiaries on a pretax basis is as follows:

                                                    Twelve Months Ended December 31,
                               -----------------------------------------------------

                                  1999             1998             1997             1996            1995
                               ----------       ----------       ----------       ----------      -------

Income before provision
 for income taxes and
 preferred stock dividends
 of subsidiaries and
 gain on preferred
 stock reacquisition            $709,643         $637,213         $541,161         $471,302        $721,786

Income before extraordinary
item in 1998 and preferred
 stock dividends of
 subsidiaries and gain
 on preferred stock
 reacquisition                   470,020          397,124          347,625          304,583         457,080

Pretax earnings ratio             151.0%           160.5%           155.7%           154.7%          157.9%

Preferred stock dividends

 of subsidiaries                  11,006           11,243           12,524           15,519          16,945

Preferred stock dividends
 of subsidiaries on

 a pretax basis                   16,619           18,045           19,500           24,008          26,756


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